CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,100,000	$141.68

(1)                         Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated April 25, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,100,000 Notes due October 30, 2017 Linked to the Performance of an Equally Weighted Basket of Indices Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Basket Initial Valuation Date:	April 25, 2014
Issue Date:***	April 30, 2014
Basket Final Valuation Date:***	October 25, 2017*
Maturity Date:***	October 30, 2017**
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Reference Asset:	An equally weighted basket of the following equity-based indices (each a “Basket Component” and collectively, the “Basket Components”):
	Index	Bloomberg Ticker Symbol	Initial Level
	Hang Seng China Enterprises Index	HSCEI <Index>	9,798.70
	Hang Seng Index	HSI <Index>	22,223.53
	MSCI Taiwan Price Index	TAMSCI <Index>	313.43
	The Korea Composite Stock Price Index 200	KOSPI2<Index>	257.42
Upside Leverage Factor:	1.30
Initial Basket Level:	The Initial Basket Level will be set to 100.00 on the Basket Initial Valuation Date.
Final Basket Level:

The Final Basket Level will reflect the Basket Return, as measured from the Basket Initial Valuation Date to the Basket Final Valuation Date and will be calculated as follows:

Initial Basket Level + [Initial Basket Level x Basket Return]

Barrier Level:	75.00, which is equal to 75.00% of the Initial Basket Level.
Payment at Maturity:

Your payment at maturity will be calculated as follows, in each case subject to our credit risk:

¡                  If the Final Basket Level is greater than the Initial Basket Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

¡                  If the Final Basket Level is equal to or less the Initial Basket Level but greater than or equal to the Barrier Level, you will receive a cash payment of $1,000.00 per $1,000 principal amount Note.

¡                  If the Final Basket Level is less than the Barrier Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Basket Return]

You will lose some or all of your principal if the Basket Return is less than -25% and, accordingly, the Final Basket Level is less than the Barrier Level. If the Final Basket Level is less than the Barrier Level, your Notes will be fully exposed to the negative performance of the Basket and you may lose up to 100% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.75%	97.25%
Total	$1,100,000.00	$1,100,000.00	$30,250.00	$1,069,750.00

‡Barclays Capital Inc. will receive commissions from the Issuer equal to 2.75% of the principal amount of the Notes, or $27.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

†Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $962.60 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

Terms of Notes, Continued

Basket Return:	The Basket Return is the arithmetic average of the Basket Component Returns for each Basket Component.

Basket Component Return:	For any Basket Component, the performance of such Basket Component from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	With respect to a Basket Component, the Index Closing Level of such Basket Component on the Basket Initial Valuation Date, as set forth in the table above.

Final Level:	With respect to a Basket Component, the Index Closing Level of such Basket Component on the Basket Final Valuation Date.

Index Closing Level:

With respect to a Basket Component on a valuation date, the official closing level of such Basket Component on that valuation date as displayed on the applicable Bloomberg Professional® service page as set forth in the table above or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Index Closing Level of a Basket Component will be based on the alternate calculation as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Reference Asset Business Day:

Any day that is a scheduled trading day with respect to each Basket Component on which no Market Disruption Event occurs or is continuing with respect to any Basket Component.

The term “scheduled trading day” has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741UCU6 / US06741UCU60

*                                          Subject to postponement in the event of a Market Disruption Event and as described under “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement and “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

**                                    Subject to postponement in the event of a Market Disruption Event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement and under “and “Selected Purchase Considerations—Market Disruption Events” in this pricing supplement.

***                              Depending on the actual date on which the Notes are priced for sale to the public, which will be the Basket Initial Valuation Date, any reference in this pricing supplement to the month in which the Issue Date, Basket Final Valuation Date and Maturity Date will occur is subject to change.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Basket Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Basket Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Basket Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Basket Initial Valuation Date for a temporary period expected to be approximately four months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity

The following example sets forth the methodology used to calculate the Basket Component Returns of each Basket Component and the Basket Return. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only and do not relate to the actual Index Closing Level of any Basket Component on the Basket Initial Valuation Date or the Basket Final Valuation Date. We cannot predict the Basket Component Returns of any of the Basket Components or the Basket Return.

This example assumes a hypothetical Initial Level of 100.00* for each Basket Component, the hypothetical Final Levels and Basket Component Returns as indicated, an Upside Leverage Factor of 1.30, the Initial Basket Level of 100.00 and the Barrier Level of 75.00.

Basket Component	Initial Level*	Final Level	Basket Component Return
Hang Seng China Enterprises Index	100.00	112.00	12.00%
Hang Seng Index	100.00	95.00	-5.00%
MSCI Taiwan Price Index	100.00	108.00	8.00%
The Korea Composite Stock Price Index 200	100.00	97.00	-3.00%

* The hypothetical Initial Level of 100.00 for each Basket Component has been chosen for illustrative purposes only. The actual Initial Level for each Basket Component is equal to the Index Closing Level for such Basket Component on the Basket Initial Valuation Date, as set forth on the cover of this pricing supplement. For information about recent actual levels of each Basket Component, please see “The Basket Components” below in this pricing supplement.

Step 1: Calculate the Basket Component Return of each Basket Component.

As the table above demonstrates, the Basket Component Return for each Basket Component will be equal to the performance of the Basket Component from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Step 2: Calculate the Basket Return.

The Basket Return will be equal to the arithmetic average of the Basket Component Returns for each Basket Component. Assuming the Basket Component Returns set forth in the table above, the Basket Return is therefore equal to 3.00%.

Step 3: Calculate the Final Basket Level.

As set forth on the cover page of this pricing supplement, the Final Basket Level is equal to (a) the Initial Basket Level plus (b) the Initial Basket Level times the Basket Return. Accordingly, the Final Basket Level is calculated as follows:

Initial Basket Level + [Initial Basket Level x Basket Return]

100.00 + [100.00 x 3.00%] = 103.00

Step 4: Calculate the payment at maturity.

As set forth on the cover page of this pricing supplement, if the Final Basket Level is greater than the Initial Basket Level, your payment at maturity per $1,000 principal amount Note will be equal to the sum of (a) $1,000 plus (b) the product of (i) $1,000 times (ii) the Basket Return times (iii) the Upside Leverage Factor. Accordingly, assuming the Final Basket Level set forth above, your payment at maturity will be calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

$1,000 + [$1,000 x 3.00% x 1.30] = $1,039.00

Assuming the Final Basket Level calculated in Step 3 above, therefore, an investor in the Notes will receive (subject to our credit risk) a cash payment of $1,039.00 per $1,000 principal amount Note on the Maturity Date.

Hypothetical Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return at maturity on the Notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  Note that, for purposes of the hypothetical total returns set forth below, we are assuming the Initial Basket Level of 100.00, the Barrier Level of 75.00, and an Upside Leverage Factor of 1.30. The examples below do not take into account any tax consequences from investing in the Notes.

For a detailed description of how the Basket Return, Final Basket Level and payment at maturity will be calculated, please see “Illustrative Calculations of Basket Component Returns, Basket Return, Final Basket Level and Payment at Maturity” above.

Basket Return	Final Basket Level	Payment at Maturity (per $1,000 principal amount Note)	Total Return

50.00%	150.00	$1,650.00	65.00%
40.00%	140.00	$1,520.00	52.00%
30.00%	130.00	$1,390.00	39.00%
20.00%	120.00	$1,260.00	26.00%
10.00%	110.00	$1,130.00	13.00%
5.00%	105.00	$1,065.00	6.50%
0.00%	100.00	$1,000.00	0.00%
-10.00%	90.00	$1,000.00	0.00%
-20.00%	80.00	$1,000.00	0.00%
-25.00%	75.00	$1,000.00	0.00%
-30.00%	70.00	$700.00	-30.00%
-40.00%	60.00	$600.00	-40.00%
-50.00%	50.00	$500.00	-50.00%
-60.00%	40.00	$400.00	-60.00%
-70.00%	30.00	$300.00	-70.00%
-80.00%	20.00	$200.00	-80.00%
-90.00%	10.00	$100.00	-90.00%
-100.00%	0.00	$0.00	-100.00%

Example 1: The level of the Basket increases from an Initial Basket Level of 100.00 to a Final Basket Level of 105.00.

In this case, because the Final Basket Level of 105.00 is greater than the Initial Basket Level of 100.00, the investor receives a payment at maturity of $1,090.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Basket Return x Upside Leverage Factor]

$1,000 + [$1,000 x 5.00% x 1.30] = $1,065.00

The total return on the investment of the Notes is 6.50%.

Example 2: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 90.00.

Because the Final Basket Level of 90.00 is less than the Initial Basket Level of 100.00 but not less than the Barrier Level of 75.00, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on investment of the Notes is 0.00%

Example 3: The level of the Basket decreases from an Initial Basket Level of 100.00 to a Final Basket Level of 60.00.

Because the Final Basket Level of 60.00 is less than the Barrier Level of 75.00, the investor is fully exposed to the decline of the Basket from the Initial Basket Level to the Final Basket Level and receives a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Basket Return]

$1,000 + [$1,000 x -40.00%] = $600.00

The total return on the investment of the Notes is -40.00%.

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events—If the Calculation Agent determines that the Basket Final Valuation Date is not a Reference Asset Business Day, the Basket Final Valuation Date will be postponed. If such a postponement occurs, the Final Levels of the Basket Components will be determined using the Index Closing Levels of the Basket Components on the first following Reference Asset Business Day. In no event, however, will the Basket Final Valuation Date be postponed by more than five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event on such day). If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to any Basket Component on such fifth day, the Calculation Agent will determine the Final Level of any Basket Component unaffected by a Market Disruption Event using the Index Closing Level of such Basket Component on such fifth day, and will make an estimate of the closing level of any Basket Component affected by a Market Disruption Event that would have prevailed on such fifth day in the absence of the Market Disruption Event. If the Basket Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days between the Basket Final Valuation Date (as postponed) and the Maturity Date (as postponed) remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Basket Final Valuation Date may be postponed by up to five Reference Asset Business Days (or days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event) due to the occurrence or continuance of a Market Disruption Event on such date, as described above.

•                  Adjustments to the Basket Components—For a description of adjustments that may affect one or more of the Basket Components, see “Reference Asset—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Basket Components.  If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments.  If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes.  Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Basket Components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                “Risk Factors—Risks Relating to All Securities”;

•                “Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset”;

•                “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in Significant Loss; Your Notes Will be Fully Exposed to any Negative Performance of the Basket if the Final Basket Level is Less than the Barrier Level—The Notes do not guarantee any return of principal.  Any payment at maturity of the Notes is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative.  Your investment will be fully exposed to any negative performance of the Basket if the Final Basket Level is less than the Barrier Level.  If the Final Basket Level is less than the Barrier Level, you will lose some or all the principal amount of your Notes.  Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.

•                Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                The Payment at Maturity of Your Notes is Not Based on the Prices of the Basket Components at Any Time Other than the Index Closing Levels of the Basket Components on the Basket Final Valuation Date—The Basket Component Return of each Basket Component (and, in turn, the Basket Return and the Final Basket Level) will be based solely on the Final Level of each Basket Components as compared to the Initial Level of each Basket Components.  Therefore, if the level of one or more of the Basket Components drops precipitously on the Basket Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the levels of the Basket Components at any time prior to such drop.

•                Changes In The Index Closing Levels of The Basket Components Will Be Weighted and the Weighted Performance of the Basket Components May Offset Each Other—The Notes are linked to an equally weighted basket of indices, as set forth on the cover page of this pricing supplement. Movements in the level of the Basket Components may change such that the performances of each Basket Component over the term of the Notes may or may not correlate with each other. Even if the level of one or more of Basket Components increases from its Initial Level to its Final Level, the levels of the other Basket Components may not increase as much or may even decline.  We can make no assurances that the positive performance of any Basket Components from their respective Initial Level to their respective Final Level will be sufficient to offset the negative performance of any other Basket Components that declined from their Initial Level to their Final Level. We can provide no assurances that the Final Basket Level will be greater than either the Initial Basket Level when calculated on the Basket Final Valuation Date.

•                Holding the Notes is not the Same as Owning Directly the Basket Components or the Underlying Constituents of the Basket Components—Holding the Notes is not the same as investing directly in any of the Basket Components or the underlying components of the Basket Components. The return on your Notes will not reflect the return you would realize if you actually purchased the Basket Components or the underlying components of the Basket Components. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of any of the underlying components of the Basket Components would have.

•                Non-U.S. Securities Market Risks—The stocks underlying the Basket Components are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to an Index that includes these stocks, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Basket Components will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Basket Components may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                Risks Associated with Emerging Markets—Stocks underlying the Basket Components may be issued by foreign companies in emerging markets. As such, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial.

•                The Notes are Subject to Currency Exchange Rate Risk—The component stocks of each of the Basket Components are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising each of the Basket Components are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which the securities included in the Basket Components are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the securities included in the Basket Components.

•                Historical Performance of the Basket Components Should Not Be Taken as Any Indication of the Future Performance of the Basket Components Over the Term of the Notes—The historical performance of a Basket Component is not an indication of the future performance of that Basket Component over the term of the Notes.  The historical correlation between Basket Components is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Basket over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Basket Components.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. or one or more of our other affiliates may at any time hold unsold inventory (as described on the cover page of this pricing supplement), which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above under “We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest”, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth and Investment Management, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth and Investment Management will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions for any such sales.  The role of Barclays Wealth and Investment Management as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth and Investment Management is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth and Investment Management is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth and Investment Management, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Unpredictable Factors, Including Economic and Market Factors, Will Impact the Value of the Notes—In addition to the prices of the Basket Components on any day, and in addition to the factors set forth above, the value of the Notes will be affected by a number of unpredictable factors including economic and market factors that interrelate in complex ways and the effect of one factor on the value of the Notes may either offset or magnify the effect of another factor, including:

o                 the performance of the Basket, the performance of any of the Basket Components and the volatility of the levels of the Basket Components and the securities comprising the Basket Components;

o                 the time to maturity of the Notes;

o                 the dividend rate on the securities comprising the Basket Components;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 our financial condition and hedging activities;

o                 supply and demand for the Notes; and

o      our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE BASKET

The return on the Notes is linked to an equally weighted basket of four Asian equity indices: the Hang Seng China Enterprises Index, the Hang Seng Index, the MSCI Taiwan Price Index, and the Korea Composite Stock Price Index 200.

The Hang Seng China Enterprises Index

As noted above, the Hang Seng China Enterprises Index is intended to track the performance of all the Hong Kong listed H-Shares of Chinese enterprises. H-Shares are Hong Kong listed shares, traded in Hong Kong dollars, of companies incorporated in mainland China.

For more details about the Hang Seng China Enterprises Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—Hang Seng China Enterprises Index” and “Risk Factors” on page IS-16 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Index Closing Levels of the Hang Seng China Enterprises Index

You should not take the historical levels of the Hang Seng China Enterprises Index as an indication of the future performance of the Hang Seng China Enterprises Index. The Index Closing Level of the Hang Seng China Enterprises Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Index Closing Level of the Hang Seng China Enterprises Index during any period shown below is not an indication that the Hang Seng China Enterprises Index is more or less likely to increase or decrease at any time during the life of the Notes. We cannot give you any assurance that the future performance of the Hang Seng China Enterprises Index or the component stocks of the Hang Seng China Enterprises Index will result in your receiving an amount greater than the outstanding principal amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Hang Seng China Enterprises Index. The actual performance of the Hang Seng China Enterprises Index over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing Levels of the Hang Seng China Enterprises Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first and second calendar quarters of 2014 (through April 25, 2014). We obtained the Index Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Index Closing Levels of the Hang Seng China Enterprises Index

Period/Quarter Ended	High	Low	Close
March 31, 2008	16,139.46	10,836.20	12,083.30
June 30, 2008	14,651.29	11,814.42	11,909.75
September 30, 2008	12,849.76	8,633.73	9,070.31
December 31, 2008	9,331.05	4,990.08	7,891.80
March 31, 2009	8,676.75	6,582.23	8,070.13
June 30, 2009	11,088.77	8,077.68	10,962.61
September 30, 2009	12,668.25	10,279.25	11,858.15
December 31, 2009	13,751.65	11,526.32	12,794.13
March 31, 2010	13,246.21	10,989.19	12,397.59
June 30, 2010	13,046.72	10,729.05	11,466.24
September 30, 2010	12,429.28	11,184.33	12,406.10
December 31, 2010	14,204.13	12,309.59	12,692.43
March 31, 2011	13,315.84	12,022.60	13,315.84
June 30, 2011	13,684.06	12,009.33	12,576.68
September 30, 2011	12,873.60	8,735.40	8,917.36
December 31, 2011	10,917.70	8,102.58	9,936.48
March 31, 2012	11,826.76	9,987.33	10,640.16
June 30, 2012	11,145.96	9,336.38	9,574.84
September 30, 2012	9,962.17	9,020.34	9,831.62
December 31, 2012	11,436.16	9,828.22	11,436.16
March 31, 2013	12,215.03	10,740.05	10,896.22
June 30, 2013	11,347.41	8,871.28	9,311.44
September 30, 2013	10,769.54	8,900.25	10,316.12
December 31, 2013	11,548.07	10,177.82	10,816.14
March 31, 2014	10,709.34	9,203.07	10,075.10
April 25, 2014*	10,421.31	9,798.70	9,798.70

*For the period commencing on April 1, 2014 and ending on April 25, 2014

The following graph sets forth the historical performance of the Hang Seng China Enterprises Index based on daily Index Closing Levels from January 1, 2008 through April 25, 2014. The Index Closing Level of the Hang Seng China Enterprises Index on April 25, 2014 was 9,798.70.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Hang Seng Index

The Hang Seng Index is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited and purports to be an indicator of the performance of the Hong Kong stock market.

For more details about the Hang Seng Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Hang Seng Index” and “Risk Factors” on page IS-14 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Index Closing Levels of the Hang Seng Index

You should not take the historical levels of the Hang Seng Index as an indication of the future performance of the Hang Seng Index. The Index Closing Level of the Hang Seng Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Index Closing Level of the Hang Seng Index during any period shown below is not an indication that the Hang Seng Index is more or less likely to increase or decrease at any time during the life of the Notes. We cannot give you any assurance that the future performance of the Hang Seng Index or the component stocks of the Hang Seng Index will result in your receiving an amount greater than the outstanding principal amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the Hang Seng Index. The actual performance of the Hang Seng Index over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing Level of the Hang Seng Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first and second calendar quarters of 2014 (through April 25, 2014). We obtained the Index Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Index Closing Levels of the Hang Seng Index

Period/Quarter Ended	High	Low	Close
March 31, 2008	27,615.85	21,084.61	22,849.20
June 30, 2008	26,262.13	22,042.35	22,102.01
September 30, 2008	23,134.55	17,632.46	18,016.21
December 31, 2008	18,211.11	11,015.84	14,387.48
March 31, 2009	15,563.31	11,344.58	13,576.02
June 30, 2009	18,889.68	13,519.54	18,378.73
September 30, 2009	21,768.51	17,254.63	20,955.25
December 31, 2009	22,943.98	20,375.49	21,872.50
March 31, 2010	22,416.67	19,550.89	21,239.35
June 30, 2010	22,208.50	18,985.50	20,128.99
September 30, 2010	22,378.67	19,842.20	22,358.17
December 31, 2010	24,964.37	22,618.66	23,035.45
March 31, 2011	24,419.62	22,284.43	23,527.52
June 30, 2011	24,396.07	21,599.51	22,398.10
September 30, 2011	22,770.47	17,407.80	17,592.41
December 31, 2011	20,019.24	16,250.27	18,434.39
March 31, 2012	21,680.08	18,593.06	20,555.58
June 30, 2012	21,309.08	18,185.59	19,441.46
September 30, 2012	20,841.91	18,877.33	20,840.38
December 31, 2012	22,666.59	20,824.56	22,656.92
March 31, 2013	23,822.06	22,041.86	22,299.63
June 30, 2013	23,493.03	19,813.98	20,803.29
September 30, 2013	23,502.51	20,147.31	22,859.86
December 31, 2013	24,038.55	22,463.83	23,306.39
March 31, 2014	23,340.05	21,182.16	22,151.06
April 25, 2014*	23,186.96	22,223.53	22,223.53

*For the period commencing on April 1, 2014 and ending on April 25, 2014

The following graph sets forth the historical performance of Hang Seng Index the based on daily Index Closing Levels from January 1, 2008 through April 25, 2014. The Index Closing Level of the Hang Seng Index on April 25, 2014 was 22,223.53.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The MSCI Taiwan Price Index

The MSCI Taiwan Price Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in Taiwan.

For more details about the MSCI Taiwan Price Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices— MSCI Indices” and “Risk Factors” on page IS-20 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Index Closing Levels of the MSCI Taiwan Price Index

You should not take the historical levels of the MSCI Taiwan Price Index as an indication of the future performance of the MSCI Taiwan Price Index. The Index Closing Level of the MSCI Taiwan Price Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Index Closing Level of the MSCI Taiwan Price Index during any period shown below is not an indication that the MSCI Taiwan Price Index is more or less likely to increase or decrease at any time during the life of the Notes. We cannot give you any assurance that the future performance of the MSCI Taiwan Price Index or the component stocks of the MSCI Taiwan Price Index will result in your receiving an amount greater than the outstanding principal amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the MSCI Taiwan Price Index. The actual performance of the MSCI Taiwan Price Index over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing Level of the MSCI Taiwan Price Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first and second calendar quarters of 2014 (through April 25, 2014). We obtained the Index Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Index Closing Levels of the MSCI Taiwan Price Index

Period/Quarter Ended	High	Low	Close
March 31, 2008	343.35	288.39	329.35
June 30, 2008	357.20	293.36	293.66
September 30, 2008	290.17	221.99	223.72
December 31, 2008	224.56	152.05	173.37
March 31, 2009	200.70	159.21	194.03
June 30, 2009	255.02	197.04	234.51
September 30, 2009	275.52	238.84	275.19
December 31, 2009	295.94	265.80	295.94
March 31, 2010	302.07	262.34	282.58
June 30, 2010	291.97	250.91	259.09
September 30, 2010	291.63	255.81	291.42
December 31, 2010	319.19	283.06	319.19
March 31, 2011	328.04	293.09	308.25
June 30, 2011	321.89	298.34	304.13
September 30, 2011	310.96	243.87	256.91
December 31, 2011	270.34	238.11	254.27
March 31, 2012	289.06	254.14	283.74
June 30, 2012	281.12	245.27	259.98
September 30, 2012	277.18	245.68	275.00
December 31, 2012	280.99	255.13	276.64
March 31, 2013	289.98	273.59	282.32
June 30, 2013	302.84	272.58	289.37
September 30, 2013	294.78	274.63	287.84
December 31, 2013	303.37	284.54	302.66
March 31, 2014	312.66	288.24	312.66
April 25, 2014*	318.84	313.43	313.43

*For the period commencing on April 1, 2014 and ending on April 25, 2014

The following graph sets forth the historical performance of the MSCI Taiwan Price Index the based on daily Index Closing Levels from January 1, 2008 through April 25, 2014. The Index Closing Level of the MSCI Taiwan Price Index on April 25, 2014 was 313.43.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Korea Composite Stock Price Index 200

The Korea Composite Stock Price Index 200 (commonly referred to as the “KOSPI 200”) is a market capitalization-weighted index of 200 Korean blue-chip stocks, covering approximately 90% of the market capitalization of the Korean Exchange-Stock Market.

For more details about the KOSPI 200 Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—KOSPI 200” and “Risk Factors” on page IS-18 and IS-2, respectively, of the accompanying index supplement.

Historical High, Low and Index Closing Levels of the KOSPI 200 Index

You should not take the historical levels of the KOSPI 200 Index as an indication of the future performance of the KOSPI 200 Index. The Index Closing Level of the KOSPI 200 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the Index Closing Level of the KOSPI 200 Index during any period shown below is not an indication that the KOSPI 200 Index is more or less likely to increase or decrease at any time during the life of the Notes. We cannot give you any assurance that the future performance of the KOSPI 200 Index or the component stocks of the KOSPI 200 Index will result in your receiving an amount greater than the outstanding principal amount of your Notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the KOSPI 200 Index. The actual performance of the KOSPI 200 Index over the life of the offered Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing Levels of the KOSPI 200 Index for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first and second calendar quarters of 2014 (through April 25, 2014). We obtained the Index Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Quarterly High, Low and Index Closing Levels of the KOSPI 200 Index

Period/Quarter Ended	High	Low	Close
March 31, 2008	235.77	199.68	217.65
June 30, 2008	243.54	213.52	213.52
September 30, 2008	213.02	179.00	186.62
December 31, 2008	185.52	123.27	146.35
March 31, 2009	162.22	132.47	157.01
June 30, 2009	183.80	160.46	178.99
September 30, 2009	225.27	178.15	219.75
December 31, 2009	222.03	200.73	221.86
March 31, 2010	226.16	203.37	221.58
June 30, 2010	229.64	204.83	220.85
September 30, 2010	242.95	217.01	242.95
December 31, 2010	271.19	240.11	271.19
March 31, 2011	279.25	254.29	278.87
June 30, 2011	295.35	264.39	275.17
September 30, 2011	286.07	214.18	230.41
December 31, 2011	252.47	217.34	238.08
March 31, 2012	270.71	238.02	266.58
June 30, 2012	272.46	235.85	244.90
September 30, 2012	265.02	233.49	262.49
December 31, 2012	265.79	243.45	263.92
March 31, 2013	269.16	254.00	261.86
June 30, 2013	262.27	231.52	242.27
September 30, 2013	263.86	235.12	260.91
December 31, 2013	271.44	257.90	264.24
March 31, 2014	258.41	245.30	258.11
April 25, 2014*	262.41	257.42	257.42

*For the period commencing on April 1, 2014 and ending on April 25, 2014

The following graph sets forth the historical performance of the KOSPI 200 Index based on daily Index Closing Levels from January 1, 2008 through April 25, 2014. The Index Closing Level of the KOSPI 200 Index on April 25, 2014 was 257.42.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.